Exhibit 10.19

Private and confidential

September 8, 2015

Joey Wat

Present

Dear Joey,

Congratulations!

I am most pleased to inform you of your promotion to CEO, China KFC (LT), effective September 1, 2015.

−	Your base salary is increased to USD 610,000 per annum, payable in arrears of 12 equal monthly payments.
−

Your Yum! Leader's Bonus Program (YLB) target pay is equivalent to 85% of USD 610,000 your new base salary X Individual Performance Rating X Team Factor. Team factor is a combination of Yum! China KFC (75%) and Yum! Brands (25%) performance factor. Maximum bonus pay potential is 300% of your target pay. Please refer to the annual bonus communication for details.

−	Your Yum! Stock Appreciation Right (SAR) grant going forward will be increased from USD 2,000,000 to USD 3,000,000 (Face Value).
−	There is no change to the other terms and conditions of employment.

On behalf of the Company,I would like to thank you for your contributions in the past year and look forward to your continuous commitment & leadership in bringing KFC China to the next level of success in the years to come.

Yours sincerely,

/s/ Micky Pant
Micky Pant
CEO, Yum! Brands Inc.,China Division

c.c. Christabel Lo